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                                        October 18, 1999


Mr. Wesley R. Edens
Chairman of the Board and Chief Executive Officer
Impac Commercial Holdings, Inc.
1401 Dove Street
Newport Beach, California 92660

Dear Mr. Edens:

We received your letter dated September 30, 1999. While we were pleased to learn that the Impac Commercial Holdings, Inc. ("ICH") Board of Directors has retained a financial advisor to evaluate our offer, we are disappointed that a special committee of independent directors has not been formed in light of the obvious conflicts of interest between Fortress Investment Group and its affiliates ("Fortress") and ICH shareholders. Accordingly, we sent you a letter, dated October 13, 1999, that requested a meeting with the ICH Board of Directors, requested a meeting with your financial advisor and reiterated our request that a special committee of independent directors be formed. All of these requests were made in a good faith effort to move forward toward negotiating a transaction that is in the best interest of ICH shareholders.

We then received your letter dated October 14, 1999 denying a meeting with the ICH Board of Directors and reiterating that ICH had not formed a special committee. In that letter, we acknowledge that we were given a chance to meet with your financial advisor. We accepted that invitation and held a conference call with your financial advisor, your legal counsel and the financial advisor's legal counsel on October 15, 1999. This meeting was not at all productive as the financial advisor refused to provide us with any information as to what they had been engaged to do, how our offer would be analyzed, what information had been provided to them regarding the Amresco Capital Trust ("AMCT") offer or any other information that would have leveled the playing field between the AMCT offer and our offer.

Because of your refusal to form a special committee, the overall lack of cooperation and the delays experienced since we made our offer on September 7, 1999, we are concerned that the ICH Board of Directors has not considered our offer in good faith.

Our offer presents ICH shareholders with the opportunity to receive a 22% premium over the existing AMCT proposal based on closing market prices on October 15, 1999. We urge all ICH Directors to consider their fiduciary responsibility in evaluating our offer and request that we be allowed to commence our due diligence review in a timely manner so that we may move forward with our proposal to deliver the highest value to ICH shareholders.

In preparation for making our offer, we have performed a great deal of analysis on ICH from publicly available information. This review has raised questions regarding several transactions


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both completed and proposed involving ICH, Fortress, and Impac
Mortgage Holdings, Inc. ("IMH"). As one of the largest holders of ICH stock, we would like answers to the following questions.


Transactions Completed on May 5, 1999

We noted in the ICH Form 8-K dated May 5, 1999 that ICH issued Fortress shares of preferred stock convertible into common stock at a conversion price of $7.13. That conversion price was substantially below the $12.19 book value of ICH at the time of issuance. This transaction, including all related costs, diluted existing ICH shareholders by $7.5 million or $0.89 per common share. There was no fairness opinion issued despite the fact that Nationsbanc Montgomery Securities LLC, now doing business as Bank of America Securities LLC ("Bank of America Securities LLC"), was paid a $500,000 fee in connection with the transaction.

-- Why did the ICH Board of Directors approve a transaction that diluted existing shareholders by $7.5 million?

--  Why was there no fairness opinion issued by Bank of America
    Securities LLC?


We noted in the ICH Form 8-K dated May 5, 1999 that Fortress purchased the management contract for ICH from RAI Advisors LLC
("RAI").   We noted in the proxy statement dated June 15, 1998
that the executive officers of ICH, who are also executive officers of Impac Mortgage Holdings, Inc. ("IMH"), owned RAI. We noted in your letter dated September 10, 1999 that Fortress paid
$6 million for the management contract. Based on this information, it appears the executive officers of ICH and IMH, not the ICH shareholders, received the benefit of the $6 million payment for the contract.

--  How was the $6 million value for the management contract calculated?

--  Why wasn't this payment publicly disclosed?

--  Was there an independent appraisal of the transaction?

-- How did the ICH Board of Directors address the conflict of interest between the executive officers of ICH who were receiving the benefit of the payment and the interests of ICH shareholders?

-- Was the $6 million paid by Fortress for the management contract related to the $7.5 million dilution suffered by ICH common shareholders in connection with Fortress's preferred stock investment?


We noted in the ICH Form 8-K dated May 5, 1999 and in other ICH and IMH SEC filings that there have been numerous related party transactions between ICH, IMH, its affiliates and employees including loans, asset sales, stock repurchases and other transactions.

-- How did the ICH Board of Directors address the conflicts of interests inherent in these related party transactions?

-- Were all transactions between ICH, IMH and their affiliates on arms' length terms?


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--  Were loans to related parties and employees adequately collateralized?

-- Have all related party transactions been adequately disclosed to the public?


Proposed AMCT/ICH Transaction

We noted in the Preliminary Proxy Statement filed on September 10, 1999 ("AMCT/ICH Proxy") that an acquisition of ICH by AMCT will value each ICH share at $6.07 based on closing market prices on October 15, 1999. Based on the information in the ICH Form 10-Q for the quarter ended June 30, 1999, the acquisition of ICH by AMCT will result in ICH shareholders receiving $44.7 million or $5.31 per share less than the company's reported book value.

-- Do the financial statements as presented by ICH management overstate the value of the company's assets?

-- If so, how long and to what extent have the ICH financial statements overstated asset values?

-- If not, why should ICH shareholders accept a price that is $44.7 million (or 39%) less than the value indicated by the company's own financial statements?

We noted in the AMCT/ICH Proxy that ICH is required to have $75 million in cash and agreed upon assets as a condition of the acquisition agreement. This indicates a value of at least $75 million or $7.42 per diluted share, which is $13.7 million or $1.35 per share more than what is being offered in the AMCT/ICH acquisition.

-- Why should ICH shareholders accept a price that is $13.7 million (or 18%) less than the minimum current value of ICH's assets as indicated in the AMCT/ICH Proxy?


We noted in the AMCT/ICH Proxy a specific disclosure indicating that the directors, officers and affiliates of ICH may have interests in the merger that are different from or in addition to the interests of other ICH shareholders. We also noted in that document the same disclosure regarding a conflict of interest between the AMCT trust managers, officers and their affiliates. However, AMCT appears to have addressed many of these conflicts of interest by evaluating all of the strategic alternatives for AMCT shareholders and forming a special committee of independent trust managers, together with its own financial advisor, to evaluate the offer that was finally accepted. This included a complete auction process with six preliminary candidates, four of which expressed an indication of interest and a detailed discussion of the objective process followed to obtain the best value for AMCT shareholders. The procedures performed by AMCT stand in contrast to the vastly limited procedures performed by ICH.
The AMCT/ICH Proxy disclosed that Bank of America Securities LLC, ICH's financial advisor, was not allowed to solicit other offers for ICH.
Further, there is no mention in the fairness opinion issued to the ICH
Board of Directors of a liquidation analysis to determine if that would have provided ICH shareholders with the greatest value for their investment.

-- How has the ICH Board of Directors addressed the conflicts of interest that were acknowledged in the AMCT/ICH Proxy?


--  Why were no other bidders allowed to submit proposals to acquire ICH?

--  Why wasn't liquidation considered as one of the alternatives?

-- Is the current value of the proposed transaction with AMCT lower than the liquidation value of ICH's assets?

-- Why didn't the ICH Board of Directors form a special committee of independent directors?

-- Why wasn't an investment banking firm engaged to represent such a committee?

-- What objective procedures did the ICH Board of Directors follow to ensure that shareholders received the highest value for their investment?


We noted in the AMCT/ICH Proxy that the combined company will engage Fortress pursuant to a new management contract.

-- How were the fees to be paid to Fortress under the new contract determined?

-- Was there an independent valuation of the terms of the contract to ensure fairness to the shareholders?

-- Who is representing the shareholders in all management contract issues?


We noted in the AMCT/ICH Proxy that if either AMCT or ICH terminate the merger agreement, the terminating party would be obligated to pay the other party break up fees and expenses totaling $5.25 million. This amount represents approximately 9% of the transaction value at current market prices. Similar merger agreements usually contain break up fees and expenses of 2% to 4% of the proposed transaction value. Based on these percentages, one could argue that the break up fees and expenses proposed in the AMCT/ICH merger exceed customary amounts by $3 million to $4 million. We also noted in the AMCT/ICH Proxy that Fortress has agreed to become the manager of AMCT in connection with this transaction and is already the manager of ICH. Based on this information, it appears that Fortress will likely benefit from an AMCT/ICH merger regardless of the consideration paid to ICH shareholders as they stand to receive the management fees proposed for the new combined company.

--  How were the breakup fees and expenses calculated?

-- Have the break up fees and expenses been set above customary levels to deter other competing offers that may provide greater shareholder value?

--  If not, for what other reason?

-- How did the ICH Board of Directors address the conflict between Fortress' interest in receiving higher management fees on a larger combined company and the interest of ICH shareholders in receiving a higher competing offer when approving the break up fees and expenses?


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We noted in the AMCT/ICH Proxy that Bank of America Securities LLC was engaged to advise the ICH Board of Directors. We also noted that Bank of America Securities LLC disclosed in their fairness opinion that they hold an equity interest in and have made loans to Fortress.

-- How can Bank of America Securities LLC effectively represent ICH shareholders when they hold an interest in Fortress?
-- Was this relationship publicly disclosed when Bank of America Securities LLC provided services to ICH in connection with the buyout of the management contract and the issuance of preferred to stock to Fortress on May 5, 1999?

-- How was this conflict of interest addressed when engaging Bank of America Securities LLC to advise ICH?

-- Are there any other financial relationships between Fortress and Bank of America Securities LLC, its directors, executive officers and affiliates?


Stock Transactions in Violation of ICH's Charter and Shareholder Rights
Plan

We noted in a Form 13G filing on September 16, 1999 that an individual investor had acquired a 10.7% interest in ICH. This is in violation of ICH's charter that restricts ownership of any party to 9.8% without prior consent from the Board of Directors. This ownership level should also have triggered the ICH Shareholders Rights Plan as it is in excess of the 10% threshold defined in the plan.

-- Did the Board of Directors provide this investor with a waiver of the 9.8% limitation?

-- Was the Shareholder Rights Plan triggered by this investor's ownership position?

-- When were the shares acquired in relation to the announcement of the AMCT/ICH merger agreement?

-- Are there any financial relationships, other relationships or understandings between this investor and ICH or Fortress or their directors, executive officers and affiliates?

We look forward to receiving answers to these questions.

We wish to re-emphasize our conviction that the transaction that we have proposed offers demonstrably superior immediate value, as well as greater long-term value, to ICH's shareholders as compared to the AMCT offer. Furthermore, it is possible that the results of our due diligence review may afford us the opportunity to increase our offer (if an increase is justified by the information made available to us). We may also be willing to offer other forms of consideration to ICH's shareholders that include preferred stock in Apex Mortgage Capital, Inc. or cash. We urge you to help us realize for your shareholders the superior value we are offering.

We are filing all of our material correspondence regarding ICH with the Securities and Exchange Commission as amendments to our filing on Form 13D in order to fulfill our disclosure obligations under applicable law. We do not understand your desire to keep this information secret from your shareholders.


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We continue to be excited by the prospect of moving forward with you on our proposed transaction. Please contact one of us as soon as possible so that we may begin the process in earnest.

     Very truly yours,

     Apex Mortgage Capital, Inc.


     By:__/s/ Philip A. Barach____      y: __/s/ Daniel K. Osborne____
        Philip A. Barach                  Daniel K. Osborne
        President and                     Executive Vice President and
        Chief Executive Officer           Chief Operating Officer



CC:    Christopher W. Mahowald
       Frank P. Philips
       Joseph R. Tomkinson